[LETTERHEAD OF SHEARMAN & STERLING]






                                        August 25, 1994




          Viacom Inc.
          200 Elm Street
          Dedham, Massachusetts  02026

          Ladies and Gentlemen:

                     We have acted as counsel for Viacom Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the solicitation of proxies in connection with the merger of Blockbuster Entertainment Corporation ("Blockbuster") with and into the Company (the "Merger") and to the registration under the Securities Act of
          (i) 22,134,256 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 205,970,317 shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), which includes 38,261,828 shares of Class B Common Stock (the "Additional Class B Common Stock") which may become issuable pursuant to the Company's variable common rights (the "VCRs") and (iii) 276,678,196 VCRs to be issued in the Merger. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

                    The VCRs will be governed by a certificate (the "VCR Certificate") in the form included in the Registration Statement as Exhibit 4.3.

                      In so acting, we have examined the Registration Statement including the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") contained therein and the VCR Certificate. We have also examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the







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          Viacom Inc.                     2                 August 25, 1994


          authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

                    In connection with these opinions, we have assumed that each of the following shall occur on or prior to the issuance of the Class A Common Stock, the Class B Common Stock, the VCRs and the Additional Class B Common Stock: (a) the holders of shares of Viacom Class A Common Stock approve and adopt the Merger Agreement (including the issuance of the Merger Consideration) at the Viacom Special Meeting; (b) the holders of shares of Blockbuster Common Stock approve and adopt the Merger Agreement at the Blockbuster Special Meeting; and (c) there shall be filed with the Secretary of State of the State of Delaware the "Certificate of Merger Merging Blockbuster Entertainment Corporation with and into Viacom Inc." in the form set forth in Annex VIII to the Joint Proxy Statement/Prospectus.

                    The opinions expressed below are limited to the law of the State of New York, the General Corporation Law of Delaware and the federal law of the United States, and we do not express any opinion herein concerning any other law.

                    Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

                    1. The Class A Common Stock and the Class B Common Stock will be duly authorized by the Company and, when issued by the Company in accordance with the terms of the Merger Agreement, the Class A Common Stock and the Class B Common Stock will be validly issued, fully paid and non-assessable.

                    2. The VCRs will be duly authorized by the Company, and when (a) the VCR Certificates have been duly executed and delivered by the Company and (b) the VCRs have been duly issued by the Company as contemplated by the Merger Agreement in accordance with the provisions of the VCR Certificates, the VCRs will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the VCR Certificates.

                    3. The Additional Class B Common Stock will be duly authorized by the Company and, when issued by the Company in accordance with the provisions of the VCR Certificates, the Additional Class B Common Stock will be validly issued, fully paid and non-assessable.

                    The opinion set forth in paragraph 2 above is subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to

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          Viacom Inc.                     3                 August 25, 1994


          fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings "The Merger -- Certain Federal Income Tax Consequences" and "Experts -- Legal Opinions" contained in the Joint Proxy Statement/Prospectus.


                                                  Very truly yours,



                                                  /s/ SHEARMAN & STERLING

          TC/AS/SK/SG